Aurora Introduces Final Capabilities to Advance Toward Commercial Launch of the Aurora Driver

AURORA HORIZON ROADMAP TO LAUNCH

2022
2023
2024
Q1
Q2
Q3
Q4
Q1
Aurora Driver
Key Capabilities
Navigate construction zones - blocked lanes and road closures ✓
Respond to temporary construction signage ✓
Navigate around vehicles and pedestrians on shoulder ✓
Execute Texas U-turns ✓
Abort lane changes ✓
Engine braking for extended downhill stretches ✓
Pull to the shoulder ✓
Detect lane markings that have shifted due to construction ✓
Respond to road debris ✓
Navigate lanes made by temporary barriers ✓
Respond to active emergency vehicles ✓
Return from the shoulder ✓
Identify involvement in collision and respond ✓
Detect out of domain scenarios and identify response or pull over ✓
Feature Complete*
Aurora Driver Ready**
Commercial launch
Maturity
Validation & Continuous Improvement
Hardware components
Representative Hardware ✓
Driverless-ready hardware
Hardened driverless hardware***
Safety Case
Aurora Driver Safety Case closed
Safety Case inclusive of truck platform closed
Operations
Commercial agreements
Indications of interest (non-binding) ✓
Initial allocations
Contract routes through 2025
Continue to grow book of business
Commercial loads
14 loads/week ✓
22 loads/week ✓
30 loads/week ✓
40 loads/week ✓
>>>
100 loads/week
Driverless load commencement
Additional operational elements
4 terminals acquired, 6 logistics partners added ✓
Terminals commercially operational; Aurora Beacon integrated with partners; Emergency warning device solution; Weigh station solution
Truck Platform
OEM Partners
Autonomy development truck platform
Pre-launch truck platform
Scalable, autonomy-enabled truck platform deliverable
Launch truck platform

*Aurora Driver Feature Complete is defined as having implemented all of the capabilities necessary for launch and all policy interventions removed.
**Aurora Driver Ready is defined as validation complete and Aurora Driver Safety Case closed.
***Hardened driverless hardware is engineered for extreme environments and enhanced reliability.

Aurora

©2023 Aurora Proprietary

Aurora Driver is now Feature Complete upon the release of Aurora Driver Beta 6.0
Company enters its final phase of refinement and validation ahead of commercial launch of driverless trucks

PITTSBURGH – April 3, 2023 – Today, Aurora Innovation, Inc. (NASDAQ: AUR) announced that the Aurora Driver is Feature Complete, a critical milestone in its path to launching Aurora Horizon, its autonomous trucking subscription service. Achieved in the first quarter of 2023, Feature Complete confirms the company has introduced the final driving capabilities needed to commercially haul freight without vehicle operators between Dallas and Houston by the end of 2024.

Reaching Feature Complete upon the release of Aurora Driver Beta 6.0 is the result of years of innovation, reflected in the company’s award-winning patent portfolio, which includes - among many innovations - the development of the company’s proprietary FirstLight lidar, the creation of the Aurora Virtual Testing Suite, and the Aurora Atlas, its lightweight HD mapping system.

“From day one, we made foundational technology investments and strategic decisions that have helped us reach this pivotal moment,” said Chris Urmson, Co-Founder and Chief Executive Officer at Aurora. "We are now positioned to close our Safety Case for launch, the final step to achieving Aurora Driver Ready later this year. As we mature operations in advance of the launch of Aurora Horizon, our customers will continue to experience the value autonomy can bring to their businesses.”

Feature Complete
The latest product release continues the company’s commitment to reaching critical milestones outlined in Aurora’s Product Roadmap on time or ahead of schedule. Over the last 18 months, Aurora has released dozens of capabilities through six Aurora Driver Beta updates, incrementally increasing the Aurora Driver’s autonomous performance, safety, and reliability in pilot hauls for companies like FedEx, Werner, Schneider, and Uber Freight.

Beta 6.0 refines and unlocks a number of highly complex capabilities that are critical for driverless operations. Two of the flagship capabilities in the release are:

●Identifying and responding to collisions with other vehicles or property. For example, when the Aurora Driver detects that it has been in a collision, like a sideswipe, it will come to a safe stop and notify a Command Center Specialist.
●Detecting and responding to “out of design domain” scenarios. In situations such as extreme and unexpected weather events, the Aurora Driver will notify a Command Center Specialist, who can instruct it and the rest of the fleet on how to proceed.

Aurora Driver Ready
The company now enters its final phase of refinement and validation ahead of launch. As Aurora fine-tunes its capabilities to optimize autonomous performance, it will leverage its Safety Case Framework to “close” the Aurora Driver portion of its Safety Case, a milestone called Aurora Driver Ready. In future business updates, Aurora’s progress toward a closed Safety Case will be regularly shared via an Autonomy Readiness Measure.

By the end of 2023, Aurora expects to complete the necessary validation to close the Aurora Driver Safety Case for driverless operations on its launch lane, Dallas to Houston. In parallel, the company will continue to mature its operations as pilot load volume is expected to increase to 100 loads per week by the end of 2023.

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About Aurora
Aurora (Nasdaq: AUR) is delivering the benefits of self-driving technology safely, quickly, and broadly to make transportation safer, increasingly accessible, and more reliable and efficient than ever before. The Aurora Driver is a self-driving system designed to operate multiple vehicle types, from freight-hauling semi-trucks to ride-hailing passenger vehicles, and underpins Aurora Horizon and Aurora Connect, its driver-as-a-service products for trucking and ride-hailing. Aurora is working with industry leaders across the transportation ecosystem, including Toyota, FedEx, PACCAR, Volvo Trucks, Uber, Uber Freight, U.S. Xpress, Werner, Covenant, Schneider, and Ryder. For Aurora’s latest news, visit aurora.tech and @aurora_inno on Twitter.

Cautionary Statement Regarding Forward-Looking Statements
This Press Release contains certain forward-looking statements within the meaning of the federal securities laws. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to those statements around Aurora’s operations and the development, commercialization or market impact of Aurora’s products. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading “Risk Factors” section of Aurora Innovation, Inc.’s (“Aurora”) Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 21, 2023, and other documents filed by Aurora from time to time with the SEC, which are accessible on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. Aurora undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

Investor Relations:
Stacy Feit
ir@aurora.tech
(323) 610-0847

Media:
Khobi Brooklyn
press@aurora.tech
(415) 699-3657